EXHIBIT 4.7(b)

FIRST SUPPLEMENTAL SUBORDINATED INDENTURE

AMONG

DEUTSCHE BANK AKTIENGESELLSCHAFT

Issuer

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

Paying Agent, Transfer Agent, Registrar and Authenticating Agent

Dated as of April 26, 2024

Supplemental to the Amended and Restated Subordinated Indenture

Dated as of August 3, 2021

i

THIS FIRST SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of April 26, 2024 among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Paying Agent, Transfer Agent, Registrar and Authenticating Agent.

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Amended and Restated Subordinated Indenture, dated as of August 3, 2021, among the Issuer, the Trustee and DBTCA (the “Indenture”);

WHEREAS, Section 9.01(c) of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable; provided that no such action shall adversely affect the interests of the Holders of the Securities or Coupons;

WHEREAS, there are no Outstanding Securities of any series created prior to the execution of this First Supplemental Subordinated Indenture which are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the Issuer desires and the Trustee has agreed to amend Sections 1.01, 2.03, 9.02, 12.06, 12.08 and 13.01 of the Indenture with respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture;

WHEREAS, the entry into this First Supplemental Subordinated Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Subordinated Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities as follows:

ARTICLE 1

AMENDMENTS TO THE INDENTURE

Section 1.01 Modification of Certain Terms Defined. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, the definitions of “Priority Claims” and “Responsible Officer” in Section 1.01 of the Indenture are amended and restated as follows (which shall be deemed to arise in Section 1.01 in its proper alphabetical order):

““Priority Claims” means claims against, and obligations of, the Issuer which do not qualify as Own Funds Instruments; this includes (i) all claims of unsubordinated creditors of the Issuer (including claims against the Issuer under its unsecured and unsubordinated non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including obligations of the Issuer under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) sentence 2 of the German Banking Act) (or any successor provision thereof)), (ii) the claims specified in Section 39(1) nos. 1 to 5 of the German Insolvency Code (Insolvenzordnung) (or any successor provision thereof), (iii) contractually subordinated obligations of the Issuer within the meaning of Section 39(2) of the German Insolvency Code (or any successor provision thereof) which do not qualify as Own Funds Instruments at the time Resolution Measures are imposed on the Issuer or in the event of a dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer, and (iv) other contractually subordinated obligations of the Issuer within the meaning of Section 46f(7a) sentences 3 and 4 of the German Banking Act (or any successor provision thereto).”

““Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of such Trustee, including any vice president, assistant vice president, trust officer or any other officer of such Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers who shall have direct responsibility for the administration of this Indenture, or any other officer of such Trustee to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.”

Section 1.02 Amount Unlimited; Issuable in Series. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, Section 2.03 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 2.03. Amount Unlimited; Issuable in Series. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited.

The Securities are intended to qualify as Own Funds Instruments of the Issuer in the form of Tier 2 instruments (Instrumente des Ergänzungskapitals) within the meaning of Article 63 of the CRR (“Tier 2 Instruments”). The obligations under the Securities shall constitute unsecured and subordinated obligations of the Issuer, ranking pari passu among themselves and, pari passu with all other equally subordinated obligations of the Issuer from time to time constituting Own Funds Instruments in the form of Tier 2 Instruments. In the event of Resolution Measures being imposed on the Issuer or in the event of the dissolution, liquidation, insolvency (Insolvenzverfahren), composition or other proceedings for the avoidance of insolvency of, or against, the Issuer, the obligations under the Securities shall be fully subordinated to all Priority Claims. In any such event, no amounts shall be payable in respect of the Securities until all Priority Claims have been satisfied in full. If the Securities are deemed not to have qualified as Tier 2 Instruments or other Own Funds Instruments or at any time cease to so qualify, the obligations under the Securities will rank, pursuant to Section 46f(7a) sentence 3 of the German Banking Act, senior to all obligations under Own Funds Instruments.

The Securities may be issued in one or more series and each such series shall rank equally and pari passu with all other unsecured and equally subordinated debt (it being understood that no Priority Claims constitute such equally subordinated obligations) of the Issuer, except as otherwise provided by applicable law or the terms of any other indebtedness, and in particular, if such debt is expressed to rank junior to the Securities, then the Securities shall rank senior to such junior debt, but junior to the Priority Claims, except as otherwise provided by applicable law.

Notwithstanding anything to the contrary set forth herein, but to the extent not otherwise precluded by a Resolution Measure or the application of mandatory aspects of insolvency law, the prior claims against the Issuer under Section 7.06 of this Indenture shall not be subordinated to the Priority Claims and shall survive the imposition of a Resolution Measure by the competent resolution authority in the priority set forth in Section 5.03 hereof, in each case.

No subsequent agreement shall (i) limit, or shall have the effect of limiting, the subordination of the Securities as provided for herein; (ii) amend any provision establishing the maturity date or any date on which a redemption option, if any, may be exercised with respect to any of the Securities to provide for an earlier date; or (iii) shorten any applicable notice period.

No Holder may set off or net its claims arising under the Securities against any claims of the Issuer. No collateral or guarantee shall be provided at any time to secure the claims of the Holders under the Securities; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the Securities.

If the Securities are redeemed or repurchased otherwise than in accordance with the terms of the Securities, then the amounts paid must be returned to the Issuer irrespective of any agreement to the contrary.

There shall be established in one or more Board Resolutions, in one or more Officers’ Certificates detailing such establishment or in one or more indentures supplemental hereto, prior to the initial issuance of Securities of any series:

(a) the designation of the Securities of the series, which shall distinguish the Securities of the series from the Securities of all other series;

(b) any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 2.08, 2.09, 2.11, 9.05 or 13.03);

(c) if other than U.S. Dollars, the coin or currency in which the Securities of that series are denominated (including, but not limited to, any Non-U.S. Currency);

(d) the date or dates on which the principal of the Securities of the series is payable (and any provisions relating to extending or shortening the date on which the principal of the Securities is payable);

(e) the rate or rates at which the Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, on which such interest shall be payable and (in the case of Registered Securities) on which a record shall be taken for the determination of Holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

(f) the place or places where the principal of and any interest on Securities of the series shall be payable (if other than as provided in Section 3.02);

(g) the right, if any, of the Issuer to redeem Securities, in whole or in part, at its option and the period or periods within which, the price or prices at which and any terms and conditions, including the Redemption Notice Period, upon which Securities of the series may be so redeemed;

(h) [intentionally omitted]

(i) if other than denominations of $1,000 and any integral multiple thereof in the case of Registered Securities, or $1,000 and any integral multiple thereof in the case of Bearer Securities, the denominations in which Securities of the series shall be issuable;

(j) [intentionally omitted]

(k) [intentionally omitted]

(l) [intentionally omitted]

(m) [intentionally omitted]

(n) whether the Securities of the series will be issuable as Registered Securities (and if so, whether such Securities will be issuable as Registered Global Securities) or Bearer Securities (with or without Coupons), or any combination of the foregoing, any restrictions applicable to the offer, sale, transfer, exchange or delivery of Bearer Securities or Registered Securities or the payment of interest thereon and, if other than as provided in Section 2.08, the terms upon which Bearer Securities of any series may be exchanged for Registered Securities of such series and vice versa;

(o) whether and under what circumstances the Issuer will pay additional amounts on the Securities of the series held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Issuer will have the option to redeem such Securities rather than pay such additional amounts;

(p) if the Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

(q) any trustees, depositaries, authenticating or Paying Agents, transfer agents or registrars or any other agents with respect to the Securities of such series;

(r) any deletions from, additions to or modifications of the covenants of the Issuer with respect to the Securities of such series;

(s) [intentionally omitted]

(t) whether the debt securities qualify for regulatory capital treatment and, if so, the category of capital for which they qualify; and

(u) any other terms of the series.

All Securities of any one series and Coupons, if any, appertaining thereto, shall be substantially identical, except in the case of Registered Securities as to denomination and except as may otherwise be provided by the Board Resolution or Officers’ Certificate referred to above or as set forth in any such indenture supplemental hereto. All Securities of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by such Board Resolution, such Officers’ Certificate or in any such indenture supplemental hereto; provided, however, that additional Securities shall be issued under a separate CUSIP or ISIN number unless the additional Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.”

Section 1.03 Supplemental Indentures With Consent of Securityholders. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, the first paragraph of Section 9.02 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 9.02. Supplemental Indentures With Consent of Securityholders. Subject to the prior consent of the competent supervisory authority in respect of Outstanding Securities of any series, if required under the CRR or other applicable laws and regulations for the recognition of the Securities as Tier 2 capital, and with the consent (evidenced as provided in Article 8) of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture (voting as one class), the Issuer, when authorized by a resolution of its Board (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series or of the Coupons appertaining to such Securities; provided, that no such supplemental indenture shall

(a) (i) change the final maturity of any Security, (ii) reduce the principal amount thereof, (iii) reduce the rate or change the time of payment of interest thereon, (iv) reduce any amount payable on redemption thereof, (v) make the principal thereof (including any amount in respect of original issue discount), and interest thereon payable in any coin or currency other than that provided in the Securities and Coupons or in accordance with the terms thereof, (vi) modify or amend any provisions for converting any currency into any other currency as provided in the Securities or Coupons or in accordance with the terms thereof, (vii) reduce the amount of the principal of an Original Issue Discount Security that would be provable in bankruptcy pursuant to Section 5.02, (viii) alter the provisions of Section 12.11 or 12.12 or impair or affect the right of any Securityholder to institute suit for the payment thereof or, if the Securities provide therefor, any right of repayment at the option of the Securityholder, (ix) modify the provisions of this Indenture with respect to the subordination of the Securities in a manner adverse to the Holders, in each case without the consent of the Holder of each Security so affected; or (b) reduce the aforesaid percentage of Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Security so affected. No subsequent agreement shall make the principal and interest payable on any Securities or Coupons, as the case may be, payable in different coins or currencies, i.e., the relevant coin or currency must always be identical for the relevant series of Securities and Coupons, as the case may be.”

Section 1.04 Governing Law. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, Section 12.08 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.08. Governing Law. This Indenture and each Security and Coupon shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except with respect to the provisions relating to the subordination of the Securities set forth in the second and third paragraph of Section 2.03, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.”

Section 1.05 Submission to Jurisdiction. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, the first sentence of Section 12.11 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.11. Submission to Jurisdiction. The Issuer agrees that any legal suit, action or proceeding arising out of or based upon this Indenture may be instituted in any U.S. state or federal court in the Borough of Manhattan, City and State of New York, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such court in any suit, action or proceeding.”

Section 1.06 Redemption of Securities. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Subordinated Indenture, Section 13.01 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 13.01. Applicability of Article; Approval by Competent Supervisory Authority. The provisions of this Article shall be applicable to the Securities of any series which are redeemable before their maturity except as otherwise contemplated by Section 2.03 for Securities of such series. Any redemption of Securities of any series prior to their stated maturity shall be at the option of the Issuer only and subject to (i) receipt by the Issuer of prior written approval of the competent supervisory authority, and no redemption shall occur before the fifth anniversary of the respective issuance date, except where the conditions set out in Article 78(4) of the CRR are met; (ii) compliance with any other regulatory requirements; and (iii) the requirements set forth in Section 2.03.”

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01 Further Assurances. The Issuer will upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Subordinated Indenture.

Section 2.02 Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03 Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04 Governing Law. This First Supplemental Subordinated Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except with respect to the provisions relating to the subordination of the Securities set forth in the second and third paragraph of Section 2.03 of the Indenture, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.

Section 2.05 Counterparts. This First Supplemental Subordinated Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this First Supplemental Subordinated Indenture. Each of the parties to this First Supplemental Subordinated Indenture represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This First Supplemental Subordinated Indenture shall become effective when each party shall have received a counterpart hereof signed by all of the other parties to this First Supplemental Subordinated Indenture.

Section 2.06 Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Subordinated Indenture or the Securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Subordinated Indenture to be duly executed, all as of the date first written above.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Andrew Rivas
Name: Andrew Rivas
Title: Director

By:	/s/ VyVy Huynh
Name: VyVy Huynh
Title: Vice President

WILMINGTON TRUST,
NATIONAL ASSOCIATION, as Trustee
By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Transfer Agent, Registrar and Authenticating Agent

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President